Subsidiaries of Registrant
                           --------------------------


                                      State of
          Subsidiary                Jurisdiction          Business Name
          ----------                ------------          -------------

Enterprise Bank and Trust Company    Massachusetts            same

Enterprise Realty Trust, Inc.        Massachusetts            same

Enterprise Investment Services LLC   Delaware     Enterprise Investment Services

Enterprise Insurance Services LLC    Delaware     Enterprise Insurance Services

 Enterprise (MA) Capital Trust I     Delaware                 same